EXHIBIT 99

Boise Cascade Corporation
Corporate Communications Department
1111 West Jefferson Street PO Box 50 Boise, ID 83728
T 208 384 7990 F 208 384 7224

News Release

Media Contact	Investor Contact
Ralph Poore	Vincent Hannity
Office 208 384 7294 Home 208 331 2023	Office 208 384 6390 Cell 208 890 6385

For Immediate Release:  July 28, 2004

WARREN BRYANT ELECTED TO BOISE’S BOARD

BOISE, Idaho – Boise Cascade Corporation (NYSE:BCC) announced today that Warren F. Bryant has been elected to serve on the company’s board of directors.  Mr. Bryant, 58, is the chairman of the board, president, and chief executive officer of Longs Drug Stores Corporation.  Mr. Bryant joined Longs Drug Stores in 2002.  Prior to 2002, Mr. Bryant held senior executive positions at Dillon Companies and The Kroger Co., including senior vice president of the western region.

Mr. Bryant will serve on the company’s Audit Committee, Governance and Nominating Committee, and Committee of Outside Directors.

About Boise Cascade Corporation

Boise, headquartered in Boise, Idaho, provides solutions to help customers work more efficiently, build more effectively, and create new ways to meet business challenges.  We own or control more than 2 million acres of timberland, primarily in the United States, to support our manufacturing operations.  Boise’s first half 2004 sales were $6.9 billion.

Boise Office Solutions, headquartered in Itasca, Illinois, is a division of Boise and a premier multinational contract and, under the OfficeMax® brand, retail distributor of office supplies and paper, technology products, and office furniture.  Boise Office Solutions had first-half sales of $4.3 billion.

Boise Building Solutions, headquartered in Boise, Idaho, is a division of Boise and manufactures plywood, lumber, particleboard, and engineered wood products.  The business also operates 27 facilities

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that distribute a broad line of building materials, including wood products manufactured by Boise.  Boise Building Solutions posted first half 2004 sales of $1.9 billion.

Boise Paper Solutions, headquartered in Boise, Idaho, is a division of Boise and a manufacturer of office papers, a majority of which are sold through Boise Office Solutions.  Boise Paper Solutions also manufactures printing, forms, and converting papers; value-added papers; newsprint; containerboard and corrugated containers; and market pulp.  The division had first half 2004 sales of $1.0 billion.  Visit the Boise website at www.bc.com.